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                                                                  Exhibit 3.1(b)

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                            CAMPBELL CAPITAL CORP.

                            A Delaware corporation

     Pursuant to the Delaware General Corporation Law, Article I of the Certificate of Incorporation of CAMPBELL CAPITAL CORP., a Delaware corporation, hereinafter referred to as the "Corporation", is amended to read as follows:

                                   ARTICLE I

                                   _________

     The name of the Corporation is DENTAL SERVICES OF AMERICA, INC.

     The foregoing Amendment to the Certificate of Incorporation of the Corporation was proposed by the directors and approved by the Corporation's shareholders on July 1, 1996, pursuant to Section 242 of the Delaware General Corporation Law. The number of votes cast in favor of the amendment by the shareholders was sufficient for approval of the amendment.

     In accordance with Section 103 of the Delaware General Corporation Law, this Amendment shall be effective upon filing by the Department of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment effective as of the 31 day of July, 1996.


                                            CAMPBELL CAPITAL CORP.

                                        By: /s/ Robert Leopold
                                           ------------------------------------
                                           Robert Leopold
                                           an Officer thereof